As filed with the Securities and Exchange Commission on December 22, 1997.
                                                    Registration No. 333 - 35841

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           ---------------------------
                                 POST-EFFECTIVE
                               AMENDMENT NO. 1 TO
                                    FORM S-3
                           --------------------------
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                           ---------------------------
                          INTELECT COMMUNICATIONS, INC.
             (Exact name of Registrant as specified in its charter)
                           ---------------------------

              DELAWARE                                76-0471342
  (State or other jurisdiction of        (I.R.S. Employer Identification Number)
   incorporation or organization)

                              1100 EXECUTIVE DRIVE
                             RICHARDSON, TEXAS 75081
                                 (972) 367-2100
                        (Address, including zip code, and
                     telephone number, including area code,
                            of registrant's principal
                               executive offices)

                           ---------------------------

                               HERMAN M. FRIETSCH
                      Chairman and Chief Executive Officer
                         INTELECT COMMUNICATIONS, INC.
                              1100 Executive Drive
                             Richardson, Texas 75081
                                 (972) 367-2100
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                              --------------------

                                 with a copy to:
                                ROBERT C. BEASLEY
                              RYAN & SUDAN, L.L.P.
                             909 Fannin, Suite 3900
                              Houston, Texas 77010
                                 (713) 652-0501

   ---------------------------------------------------------------------------
        Approximate date of commencement of proposed sale to the public: AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         ------------------------------

                     AMENDMENT FILED PURSUANT TO RULE 414(d)
                          OF THE SECURITIES ACT OF 1933

        On December 4, 1997, the shareholders of Intelect Communications Systems Limited, a Bermuda corporation ("Intelect (Bermuda)") at a meeting for which proxies were solicited pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended, approved a proposal, the principal effect of which is to change the domicile of Intelect (Bermuda) so that it will be a publicly traded U.S. domiciled, Delaware corporation (the "Reorganization"). The Reorganization was effected pursuant to an Agreement and Plan of Merger by and among Intelect (Bermuda), Intelect Communications, Inc., a Delaware corporation which was wholly owned by Intelect (Bermuda) prior to the merger, and Intelect Merger Co., a Delaware corporation which was wholly owned by Intelect Communications, Inc. prior to the merger ("Intelect Merger Co."). As a result of the merger, Intelect Merger Co. was merged into Intelect (Bermuda), and each share of Intelect (Bermuda) was automatically converted into the right to receive one share of Intelect Communications, Inc. The effect of the Reorganization is that the shareholders of Intelect (Bermuda) have become shareholders of Intelect Communications, Inc., with Intelect Communications, Inc. becoming the publicly traded company, and with Intelect Communications, Inc. replacing Intelect (Bermuda) as the holding company for Intelect (Bermuda) and its subsidiaries. The merger was effected on December 4, 1997. By this amendment, Intelect Communications, Inc. hereby adopts this Registration Statement No. 333-35841 on Form S-3 as its own for all purposes of the Securities Act of 1933 and the Securities Exchange Act of 1934. This adoption is made pursuant to Rule 414(d) as promulgated under the Securities Act of 1933.

PROSPECTUS
                                5,813,633 Shares

                          INTELECT COMMUNICATIONS, INC.
                                  Common Shares
                                   -----------

        Of the 5,813,633 common shares, par value US $0.01 per share (the "Common Shares"), of Intelect Communications, Inc. ("Intelect Communications, Inc." or the "Company") covered by this Prospectus for the account of certain shareholders of the Company (the "Selling Shareholders"), 2,821,721 shares were issued to certain of the Selling Shareholders in private placements, 750,000 shares were issued upon exercise of warrants or conversion of convertible preferred stock, 1,910,583 shares are issuable upon exercise of warrants or conversion of convertible preferred stock, and 331,329 shares were issued to the certain of the Selling Shareholders in connection with the acquisition by the Company of Mosaic Information Technologies Inc. on March 29, 1996, all of which may be offered and sold from time to time for the account of certain of the selling shareholders of the Company. See "Selling Shareholders." The Common Shares covered by this Prospectus are issuable in connection with certain financings and in satisfaction of certain registration rights obligations of the Company to the Selling Shareholders. All of the shares offered hereunder are to be sold by the Selling Shareholders. The Company will not receive any of the proceeds from the sale of the shares by the Selling Shareholders.

        The Selling Shareholders may from time to time sell the shares covered by this Prospectus on the Nasdaq National Market in ordinary brokerage transactions, in negotiated transactions, or otherwise, at market prices prevailing at time of sale or at negotiated prices. See "Plan of Distribution." The Common Shares are traded on the Nasdaq National Market under the symbol ICOM.

                           -------------------------

        THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION (OR ANY STATE SECURITIES COMMISSION) PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            -------------------------

                The date of this Prospectus is December 22, 1997.

                              AVAILABLE INFORMATION

        The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements, information statements, and other information filed by the Company with the Commission pursuant to the informational requirements of the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at 7 World Trade Center, Suite 1300, New York, New York 10048, and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials also may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such materials may also be accessed electronically by means of the Commission's home page on the Internet at HTTP://WWW.SEC.GOV. The Common Shares of the Company are traded on the Nasdaq National Market.

        The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Common Shares offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto, as certain items are omitted in accordance with the rules and regulations of the Commission. For further information pertaining to the Company and the Common Shares offered hereby, reference is made to such Registration Statement and the exhibits and schedules thereto, which may be inspected without charge at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of which may be obtained from the Commission at prescribed rates.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The following documents filed with the Commission by the Company's predecessor, Intelect Communications Systems Limited, a corporation organized under the laws of Bermuda ("Intelect (Bermuda)") are incorporated herein by reference:

        1. Annual Report on Form 10-K filed on April 15, 1997 and the Form 10-K/A filed on April 30, 1997;

        2. Quarterly Reports on Forms 10-Q filed on May 15, 1997, August 14, 1997, and November 13, 1997;

        3.      Current Report on Form 8-K filed on March 27, 1997;

        4.      Current Report on Form 8-K filed on May 8, 1997;

        5. Current Report on Form 8-K filed on August 20, 1997; and 6. Current Report on Form 8-K filed on November 5, 1997.

        The report of KPMG Peat Marwick on the aforementioned consolidated financial statements contained in the Annual Report on Form 10-K filed on April 15, 1997, contains an explanatory paragraph that states that Intelect (Bermuda) has suffered recurring losses from continuing operations and is dependent upon the successful development and commercialization of its products and its ability to secure adequate sources of capital until Intelect (Bermuda) is operating profitably. These matters raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

        The following documents of the Company filed with the Commission are incorporated herein by reference:

        1. Registration Statement of the Company filed with the Commission on Form S-4 declared effective October 30, 1997, containing a description of the Company's Common Shares; and

        2. Current Report on Form 8-K filed December 5, 1997.

        All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of the offering of the Common Shares registered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

        THIS PROSPECTUS AND THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE CONTAIN CERTAIN FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT AND SECTION 21E OF THE EXCHANGE ACT. AS A RESULT OF ONE OR MORE OF THE RISK FACTORS DESCRIBED IN THE "RISK FACTORS" SECTION OF THIS PROSPECTUS, ACTUAL EVENTS AND RESULTS COULD DIFFER MATERIALLY FROM THOSE SET FORTH IN THE FORWARD-LOOKING STATEMENTS.

        The Company will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the foregoing documents incorporated by reference into this Prospectus (without exhibits to such documents other than exhibits specifically incorporated by reference into such documents). Requests for such copies should be directed to THE ATTENTION OF EDWIN J. DUCAYET, JR., 1100 EXECUTIVE DRIVE, RICHARDSON, TEXAS 75081, (972) 367-2100. Statements in documents incorporated by reference shall be deemed modified by statements herein. Statements so modified shall constitute part of this Prospectus only as so modified.

        NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL.

                                 REORGANIZATION

        Intelect Communications, Inc. (the "Company" or the "Registrant") was incorporated in Delaware on May 23, 1995. The Company's predecessor, Intelect (Bermuda) was incorporated under the laws of Bermuda in April 1980 and operated under the name Coastal International, Ltd. until September 1985 and as Challenger International, Ltd. until December 1995. On December 4, 1997, the shareholders of Intelect Communications Systems Limited approved a proposal, the principal effect of which is to change the domicile of Intelect (Bermuda) so that it will be a publicly traded U.S. domiciled, Delaware corporation (the "Reorganization"). The Reorganization was effected pursuant to an Agreement and Plan of Merger by and among Intelect (Bermuda), the Company, which was wholly owned by Intelect (Bermuda) prior to the merger, and Intelect Merger Co., a Delaware corporation, which was wholly owned by the Company prior to the merger ("Intelect Merger Co."). As a result of the merger, Intelect Merger Co. was merged with Intelect (Bermuda), and each share of Intelect (Bermuda) was automatically converted into the right to receive one share of the Company. The effect of the Reorganization is that the shareholders of Intelect (Bermuda) have become shareholders of the Company, with Intelect Communications, Inc. becoming the publicly traded company, and with Intelect Communications, Inc. replacing Intelect (Bermuda) as the holding company for Intelect (Bermuda) and its subsidiaries. The merger was effective on December 4, 1997. As hereinafter used in this

Prospectus, the "Company" means Intelect Communications, Inc., a Delaware corporation, on or after December 4, 1997, and Intelect Communications Systems Limited, a Bermuda corporation, prior to December 4, 1997.

                                   THE COMPANY

        The Company, through its operating subsidiaries, is currently engaged in the business of designing, producing, and marketing products, technologies, and services for multimedia applications in telecommunications and networking. Unless the context otherwise indicates, the "Company" refers to Intelect Communications, Inc. and its subsidiaries.

        The Company's executive offices are located at 1100 Executive Drive, Richardson, Texas 75081; telephone (972) 367-2100.

                                  RISK FACTORS

        AN INVESTMENT IN THE COMMON SHARES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. THE FOLLOWING FACTORS, IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS AND IN THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE, SHOULD BE CAREFULLY CONSIDERED BY AN INVESTOR CONSIDERING A PURCHASE OF THE COMMON SHARES.

EFFECT OF SALES ON MARKET PRICE OF STOCK

        Because it is possible that a significant number of Common Shares could be sold at the same time hereunder, such sales, or the possibility thereof, could have a significant depressive effect on the market price of the Company's Common Shares.

RECENT OPERATING LOSSES

        The Company had operating losses and net losses for the year ending December 31, 1996 and for each of the first two quarters of 1997, as well as in earlier periods. The losses in 1997 were due to below standard margins on new products (which constituted the majority of sales) and proportionately high costs and expenses to support near-term production and sales growth. The Company's capital requirements in connection with the design, development, and commercialization of its principal products have been and will continue to be significant. Depending on the success of the Company's product development and marketing efforts, substantial additional capital may be required. Any additional funding the Company may require would be sought through public or private equity or debt financings, collaborative arrangements, or from other sources. There can be no assurance that additional financing will be available on acceptable terms, if at all. If adequate funds are not available, the Company will have to reduce certain areas of product development, manufacturing or marketing activity, or otherwise modify its business strategy, and its business, results of operations, and financial condition will be materially adversely affected.

FLUCTUATIONS IN OPERATING RESULTS; CUSTOMER CONCENTRATION

        The Company expects that its quarterly operating results are likely to vary significantly depending on factors such as the market acceptance of the Company's recently introduced products, the size, timing and recognition of revenue from significant orders, increased competition, the proportion of revenues derived from distributors, Original Equipment Manufacturers ("OEMs") and other channels, changes in the Company's pricing policies or those of its competitors, the financial stability of major customers, new product introductions or enhancements by competitors, delays in the introduction of products or product enhancements by the Company or by competitors, customer order deferrals in anticipation of upgrades and new products, market acceptance of new products, customer concerns about the Company's financial condition, the timing and nature of expenses, and general economic conditions. The Company's expense levels are based, in part, on its expectations as to future orders and sales, and the Company may be unable to adjust spending in a timely manner to compensate for any sales shortfall. If sales are below expectations, operating results are likely to be materially adversely affected. Net income may be disproportionately affected by a reduction in sales because a significant portion of the Company's expenses do not vary with revenues. The Company may also choose to reduce price or increase spending in response to competition or to pursue new market opportunities. In particular, if new competitors, technological advances by existing competitors or other competitive factors require the Company to invest significantly greater resources in research and development efforts, the Company's operating margins in the future may be materially adversely affected.

        The Company anticipates that, because its marketing strategy targets relatively large potential customers, a small number of large orders may comprise a significant portion of the Company's future product sales. Historically, sales to a relatively small number of customers have accounted for a significant portion of the Company's total revenues, particularly with respect to its S4 and SONETLYNX products. Any significant deferral of purchases of the Company's products or the reduction, delay or cancellation of orders from one or more significant customers could materially and adversely affect the Company's business, results of operations, and financial condition.

        Because of all of the foregoing factors, it is likely that in some future quarter the Company's operating results will be below the expectations of public market analysts and investors. In such event, the price of the Company's Common Shares would likely be materially adversely affected.

RAPID TECHNOLOGICAL CHANGE AND IMPORTANCE OF NEW PRODUCTS

        The markets for the Company's current and planned products are characterized by rapid technological change, evolving industry standards, changing market conditions and frequent new product introductions and enhancements. The introduction of products embodying new technologies or the emergence of new industry standards can render existing products or products under development obsolete or unmarketable. The Company's ability to anticipate changes in such markets and to successfully develop and introduce new products on a timely basis will be a significant factor in the Company's ability to grow and remain competitive. New product development often requires long-term forecasting of market trends, development and implementation of new technologies and processes and a substantial capital commitment. In particular, the Company has recently invested substantial resources toward the development of new products such as its SONETLYNX product line and the CS4. The Company has not yet completed the development of the CS4 or of planned future enhancements to the SONETLYNX product line and has not completed beta testing of the LANscape 2.0 product. Development and customer acceptance of new products is inherently uncertain, and there can be no assurance that the Company will successfully complete developments on a timely basis or that products will be commercially successful. The Company competes or will be competing with established companies with greater financial resources and more developed channels of distribution. No assurances can be given that the Company will be successful in completing the CS4 on schedule, that the Company will be successful in competing in this environment or that it will be able to sell sufficient quantities of the CS4 to recover its investment or to realize profits. No assurance can be given that SONETLYNX enhancements will be accepted by customers or that the LANscape 2.0 product will meet standards and expectations of the videoconferencing industry. Any failure by the Company to anticipate or respond on a cost-effective and timely basis to technological developments, changes in industry standards or customer requirements, or any significant delays in product development or introduction, could have a material adverse effect on the Company's business, operating results and financial condition.

COMPETITION

        Competition in the multimedia communications industry is intense, and the Company believes that competition will increase substantially with the development of multimedia communications products, rapid technological changes, industry consolidations, new industry entrants, and potential regulatory changes. Many of the Company's current and potential competitors have longer operating histories, significantly greater financial, technical and marketing resources, greater name recognition, and a larger installed customer base than the Company. In addition, many of these competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements, and to devote greater resources to the development, promotion and sale of their products than the Company. There can be no assurance that the Company's current or potential competitors will not develop products and services comparable or superior to those developed by the Company or adapt more quickly than the Company to new technologies, evolving industry trends or changing customer requirements. Increased competition could result in price reductions, reduced margins, or loss of market share, any of which would materially and adversely affect the Company's business, results of operations, or financial condition. There can be no assurance that the Company will be able to compete successfully against current and future competitors, or that competitive pressures faced by the Company will not have a material adverse effect on its business, results of operations, and financial condition. If the Company is unable to compete successfully against current and future competitors, the Company's business, results of operations, and financial condition will be materially adversely affected.

        The Company believes that the videoconferencing market may present lower barriers to entry than its other markets and may therefore be subject to greater competition in the future. Increased competition could result in price reductions, reduced margins and loss of market share by the Company. There can be no assurance that the Company will be able to compete successfully with its existing or new competitors or that competitive pressures faced by the Company will not materially and adversely affect its business, results of operations, and financial condition.

MANAGEMENT OF GROWTH

        The Company is faced with the risks typically associated with rapid expansion. It has experienced growth in its corporate structure, in the number of its employees, and the scope of its operating and financial systems. This expansion has resulted in the need to hire a significant number of new personnel. As a result of the level of technical and marketing expertise necessary to support its existing and new customers, the Company must attract and retain highly qualified and well-trained personnel. There may be only a limited number of persons with the requisite skills to serve in these positions and it may become increasingly difficult for the Company to attract and retain such personnel. Failure to manage the Company's growth properly could have a material adverse effect on the Company's business, results of operations, and financial condition.

DEPENDENCE ON PRODUCT COMPONENTS; SINGLE SOURCES OF SUPPLY; DEPENDENCE ON A SINGLE FACILITY

        The manufacture of the Company's products requires the assembly of a number of components, the majority of which the Company sources from substantial, and sometimes multiple, vendors. However, the supply level of and the lead time in delivering certain key components is dynamic and difficult to predict with any certainty. Sporadic shortages of or significant increases in the price of such components could materially and adversely affect the Company's business, results of operations, and financial condition. Certain key components are available from only one source. The Company has no supply commitments relating to such components. While the Company has generally been able to obtain an adequate supply of such components in a timely manner, the Company believes that alternate sources of supply could be difficult to develop over a short period of time. The Company buys components from vendors who extend credit. Any failure to receive suitable credit terms from vendors could have a material adverse effect upon the Company's business, results of operations, and financial condition.

        The Company buys a fiber optic interface card, for the SONETLYNX OC-3 product, from a small company which is the sole source for the component. The Company also buys a video codec card, used in SONETLYNX video applications, from another small company which is the sole source. Delays in delivery of either component would restrict the Company's ability to increase sales. In the event either vendor fails to meet commitments, the Company intends to rely on its in-house manufacturing capabilities, the conversion, however, to in-house backup supply would not be without some interruption and could have a material adverse effect upon the Company's business, results of operations, and financial condition.

        The Company uses fiber optic connectors made by a single vendor in the SONETLYNX OC-3 product. Equivalent components are available from other vendors, but their use would require a redesign of the method of connecting to fiber. Such a redesign would cause significant delays in delivery of the product and could have a material adverse effect upon the Company's business, results of operations, and financial condition. Accordingly, the Company's strategy is to forecast requirements and build inventories which comprehend vendor lead times.

        The Company has one manufacturing facility, and its revenues are dependent upon the continued operation of the facility. There can be no assurance that the occurrence of operational problems at the Company's facility would not materially adversely affect the Company's business, results of operations, and financial condition.

DEPENDENCE UPON THIRD PARTIES TO MARKET AND SERVICE THE PRODUCTS

        Although the Company expects to continue to market its products directly to certain accounts, the Company intends to establish a network of resellers, consisting primarily of value-added resellers ("VARs") and systems integrators and OEMs with established distribution channels for multimedia communications products, to market the Company's products and to educate potential end-users and service providers with respect to the Company's products. The Company's future prospects depend in large part on its ability to successfully develop relationships with third parties and upon the marketing and product service efforts of such third parties. There can be no assurance that the Company will be able, for financial or other reasons, to finalize third-party distribution or marketing agreements or that such arrangements, if finalized, will result in the successful commercialization of any of the Company's products. In such event, the Company's business, operating results and financial condition could be materially affected.

DEPENDENCE ON PROPRIETARY TECHNOLOGY

        The Company's success will depend, in part, on its ability to obtain patents, maintain trade secret protection and operate without infringing the proprietary rights of third parties or having third parties circumvent the Company's intellectual property rights. The Company has three issued U.S. patents. Two relate to key technologies in the S4 communications switch product and one relates to an interactive voice communication terminal not presently incorporated in any product. Three additional patents are pending. They relate to (i) video distribution within the SONETLYNX product line, (ii) certain features of the CS4 programmable digital switch, and (iii) architecture and features of the LANscape 2.0 videoconferencing product. There can be no assurance that any patents issued to the Company will provide the Company with any competitive advantages or will not be challenged by any third parties, that the patents of others will not impede the ability of the Company to do business or that third parties will not be able to circumvent the Company's patents, that any of the Company's patent applications will result in the issuance of patents or that the Company will develop additional proprietary products that are patentable. Furthermore, there can be no assurance that others will not independently develop similar products, duplicate any of the Company's products, or, if patents are issued to the Company, design around the patented products developed by the Company.

        The Company may be required to obtain licenses from third parties to avoid infringing patents or other proprietary rights. No assurance can be given that any licenses required under any such patents or proprietary rights would be made available, if at all, on terms acceptable to the Company. If the Company does not obtain such licenses, it could encounter delays in product introductions, or could find that the development, manufacture or sale of products requiring such licenses could be prohibited. In addition, the Company could incur substantial costs in defending itself in suits brought against the Company on patents or other proprietary rights it might infringe or in filing suits against others to have such patents or other proprietary rights declared invalid. Parties making such claims may be able to obtain injunctive or other equitable relief which could effectively block the Company's ability to sell its products in the United States and abroad, and could obtain an award of substantial damage either of which could have a material adverse effect upon the Company's business, results of operations, and financial condition

        Much of the Company's know-how and technology may not be patentable. To protect its rights, the Company requires many employees, consultants, advisors and collaborators to enter into confidentiality agreements. There can be no assurance, however, that these agreements will provide meaningful protection for the Company's trade secrets, know-how or other proprietary information in the event of any unauthorized use or disclosure. Furthermore, the Company's business may be adversely affected by competitors who independently develop competing technologies, especially if the Company obtains no, or only narrow, patent protection.

GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES

        While most of the Company's operations are not directly regulated, the telecommunications service providers that constitute certain of the Company's customers (particularly for the CS4) are heavily regulated at both the federal and state levels. Such regulation may limit the number of potential customers for the Company's services or impede the Company's ability to offer competitive services to the market, or otherwise have a material adverse effect on the Company's business, results of operations, and financial condition. At the same time, recently enacted legislation deregulating the telecommunications industry may cause changes in the industry, which are difficult to predict at this time, including entrance of new competitors and industry consolidation, which could in turn subject the Company to additional competitors, increased pricing pressures, decrease the demand for the Company's products or services, increase the Company's cost of doing business or otherwise materially adversely affect the Company's business, results of operations, and financial condition.

CONTINGENT LIABILITIES

        In connection with the sale of its former operations in November 1995, the Company agreed to certain customary obligations to indemnify the purchases in such sale for potential losses associated with product liability, environmental matters, employee matters and other similar items. Certain of these indemnity obligations survive indefinitely. In the event that a loss associated with the former operations of the Company is determined to be subject to such indemnity obligations, the Company's business, results of operations, and financial condition could be materially adversely affected. Furthermore, the Company could incur substantial costs (including the diversion of the attention of management) in defending itself in lawsuits relating to such indemnity obligations.

DEPENDENCE ON KEY PERSONNEL; RETENTION OF EMPLOYEES

        The Company's success depends in large part on the continued service of its key creative, technical, marketing, sales and management personnel and its ability to continue to attract, motivate and retain highly qualified employees. Because of the multifaceted nature of interactive media, key personnel often require a unique combination of creative and technical talents. Such personnel are in short supply, and the competition for their services is intense. The process of recruiting key creative, technical and management personnel with the requisite combination of skills and other attributes necessary to execute the Company's strategy is often lengthy. The Company has at-will employment arrangements with its management and other personnel, who may generally terminate their employment at any time. The loss of the services of key personnel or the Company's failure to attract additional qualified employees could have a material adverse effect on the Company's results of operations and new product development efforts.

VALUE OF SHARES OF STOCK; MARKET FOR COMMON STOCK; STOCK PRICE VOLATILITY

        The Company's Common Shares are quoted on the Nasdaq National Market. Based upon historical trends in the market for the Company's stock and for other similar technology company stocks, the Company anticipates that the trading price of its Common Stock may be subject to wide fluctuations in response to quarterly variations in operating results, changes in actual earnings or in earnings estimates by analysts, announcements of technological developments by the Company or its competitors, general market conditions or other events largely outside the Company's control. In addition, the stock market has experienced extreme price and volume fluctuations which have particularly affected the market prices of "high technology" stocks. These fluctuations have often been disproportionate or unrelated to the operating performance of these companies. These broad market fluctuations, general economic conditions or other factors outside the Company's control may adversely affect the market price for the Company's stock.

                                 USE OF PROCEEDS

        The Company will not receive any proceeds from the sale of Common Shares offered hereby. However, with respect to those Common Shares registered hereby that are issuable upon the exercise of warrants, the Company will receive $3,235,000, assuming the full exercise of all of such warrants at their stated exercise prices.

                              SELLING SHAREHOLDERS

        The Selling Shareholders were issued the Common Shares covered by this Prospectus in a series of unrelated private placements as summarized below:

        Of the 5,813,633 Common Shares being registered:

        (i) 993,023 Common Shares were issued to Infinity Investors, Ltd. ("Infinity"), 160,116 Common Shares were issued to Seacrest Capital Limited ("Seacrest"), and 430,000 Common Shares were issued to Zug Investments, each in settlement of a dispute arising under and in conversion of those certain Series A and Series B Convertible Debentures issued by the Company to Infinity and Seacrest dated October 15, 1996, such Common Shares being registerable pursuant to that certain Settlement Agreement dated August 22, 1997;

        (ii) 30,000 Common Shares were issued to Isaac Arnold, Jr., 10,000 Common Shares were issued to Arnold Corporation, and 20,000 Common Shares were issued Meridian Fund, Ltd., such Common Shares being registerable pursuant to certain Subscription Agreements dated August 22, 1997;

        (iii) 750,000 Common Shares were issued to The Coastal Corporation Second Pension Trust (the "Coastal Trust") upon exercise of a warrant dated May 7, 1997 which was issued pursuant to that certain Loan Agreement dated May 8, 1997 among the Company, the Coastal Trust, and Intelect Systems Corp., a wholly-owned subsidiary of the Company (the "Loan Agreement"); 780,583 Common Share are issuable upon the conversion of Company Series A Preferred Stock, which was issued to the Coastal Trust upon conversion of debt to equity pursuant to the Loan Agreement, all such Common Shares being registerable pursuant to those certain Registration Rights Agreements dated May 8 and May 30, 1997;

        (iv) 800,000 Common Shares are issuable to St. James Capital Corp. ("St. James") upon exercise of warrants issued to St. James pursuant to St. James Credit Facility dated February 14, 1997, as amended, among the Company and St. James, such Common Shares being registerable pursuant to that certain Registration Rights Agreement dated February 26, 1997, as amended on March 27, April 24, and May 8, 1997;

        (v) 542,182 Common Shares were issued to John Shaunfield as part of a settlement agreement dated April 25, 1997 in settlement of all future royalties formerly owed by Intelect Network Technologies Company, a wholly-owned subsidiary of the Company, under a technology purchase agreement, such Common Shares being registerable pursuant to that certain Agreement dated August 25, 1997;

        (vi) 331,329 Common Shares were issued to former shareholders of Intelect Visual Communications Corp. ("IVC"), formerly known as Mosaic Information Technologies Inc. ("Mosaic") by the Company in a private placement in connection with its acquisition of Mosaic, such Common Shares being registerable pursuant to that certain Registration Rights Agreement dated March 29, 1996;

        (vii) 300,000 Common Shares are issuable to Gregory L. Mayhan and Edgar L. Read as former shareholders of DNA Enterprises, Inc. ("DNA") upon exercise of those two certain warrants each dated February 13, 1997 issued to Messrs. Mayhan and Read in connection with the Company's acquisition of DNA, such Common Shares being registerable pursuant to the terms of such warrants;

        (viii) 636,400 Common Shares were issued to certain accredited investors, 615,000 of such Common Shares being registerable pursuant to certain Subscription Agreements dated August 29, 1997, and 21,400 being issued to the selling agent in such transaction as part of such selling agent's fee; and

        (ix) 30,000 Common Shares are issuable to Lifeline Industries, Inc. upon exercise of that certain warrant expiring on December 31, 2001 issued as compensation for consulting services, such Common Shares being registerable pursuant to the terms of such warrant.

        In each case, the issuance of Common Shares to the Selling Shareholders was undertaken pursuant to Section 4(2) of the Securities Act and, in the case of the issuances to the accredited investors referred to in item (viii) above, under Regulation D promulgated thereunder.

        The table below sets forth the number of Common Shares beneficially owned by each of the Selling Shareholders as of September 10, 1997, the number of shares to be offered by each of the Selling Shareholders pursuant to this Prospectus, and the number of shares to be beneficially owned by each of the Selling Shareholders if all of the shares offered hereby are sold as described herein. Except as provided below, the Selling Shareholders have not held any positions or offices with, been employed by, or otherwise had a material relationship with, the Company or any of its predecessors or affiliates since September 1, 1994.

        Of the Selling Shareholders, Robert M. Bolder is the former president of IVC, a wholly-owned subsidiary of the Company.

        Of the Selling Shareholders, the following were employees of Mosaic:
Eric Bolder, Robert Bolder, Robert W. Davis, Matthew Feldman, Nigel Kilpatrick, Wellner Anderson, Gerald Brangman, Raymond Carbone, and George Eagan. Matthew Feldman was an officer of IVC. Robert Davis and Nigel Kilpatrick are currently employees of IVC.

         Of the Selling Shareholders, the following extended credit to IVC prior to IVC's acquisition by the Company and certain of the following received Common Shares of the Company in partial satisfaction of such obligations of IVC: Robert Davis and Richard Kalin.
        Of the Selling Shareholders, John Shaunfield is an employee of Intelect Network Technologies Corp., a wholly-owned subsidiary of the Company.

        Of the Selling Shareholders, Edgar L. Read and Gregory Mayhan are employees of DNA Enterprises, Inc., a wholly-owned subsidiary of the Company.

                                             NUMBER OF                              NUMBER OF
                                           COMMON SHARES                          COMMON SHARES
                                        BENEFICIALLY OWNED      NUMBER OF          BENEFICIALLY
                                        AS OF SEPTEMBER 10,   COMMON SHARES        OWNED AFTER
NAME OF SELLING SHAREHOLDER                    1997           OFFERED HEREBY         OFFERING
--------------------------------------- ------------------- ------------------  ------------------
America First Associates Corp..........       21,400              21,400                0
Wellner Anderson.......................        5,593              5,593                 0
Kimberly Arcoro........................        3,835              3,835                 0
Robert Arcoro, Jr......................        3,835              3,835                 0

                                                                           NUMBER OF                                    NUMBER OF
                                                                         COMMON SHARES                                COMMON SHARES
                                                                      BENEFICIALLY OWNED       NUMBER OF               BENEFICIALLY
                                                                      AS OF SEPTEMBER 10,    COMMON SHARES              OWNED AFTER
NAME OF SELLING SHAREHOLDER                                                  1997            OFFERED HEREBY              OFFERING
---------------------------------------------------------------            ---------            ---------               ---------
Arnold Corporation ............................................               10,000               10,000                       0
Isaac Arnold, Jr ..............................................               99,000               30,000                  69,000
Eric Bolder ...................................................                7,989                7,989                       0
Gwendolyn Bolder ..............................................                3,196                3,196                       0
Robert Bolder .................................................               94,102               94,102                       0
Gerald Brangman ...............................................                  750                  750                       0
James and Mary Clay ...........................................                2,557                2,557                       0
The Coastal Corporation Second Pension ........................            6,685,135            1,530,583(1)            5,154,552(2)
   Trust
Chris Cutsogeorge .............................................                  958                  958                       0
Blake C. Davenport ............................................               25,000               25,000                       0
Robert W. Davis ...............................................               15,979               15,979                       0
George and Lisa Eagan .........................................                9,077                9,077                       0
Arnold and Elaine Feldman .....................................                3,196                3,196                       0
Matthew J. Feldman ............................................               98,895               98,895                       0
Spencer G. Feldman ............................................                  799                  799                       0
Fernhill Partners .............................................               40,000               40,000                       0
Fiftieth & Grover Shopping Center .............................               29,500               25,000                   4,500

--------

1 Includes 780,583 Common Shares issuable upon conversion of Series A Preferred Shares on a share-per-share basis.

2 Includes 450,000 Common Shares issuable upon exercise of a warrant expiring August 26, 2002 at $6.00 per Common Share; includes 4,219,409 Common Shares issuable upon conversion of the Company's 10% Cumulative Convertible Preferred Shares, Series A (the "Series A Preferred Shares") on a share-per-share basis; includes 485,143 Common Shares issuable upon conversion of Series A Preferred Shares issuable upon conversion of $3,000,000 of debt to equity at $6.18375 per share as set forth in that certain Amended and Restated Loan Agreement dated August 27, 1997 among the Company and The Coastal Corporation Second Pension Trust.

                                                                              NUMBER OF                                  NUMBER OF
                                                                            COMMON SHARES                              COMMON SHARES
                                                                           BENEFICIALLY OWNED       NUMBER OF           BENEFICIALLY
                                                                           AS OF SEPTEMBER 10,    COMMON SHARES          OWNED AFTER
NAME OF SELLING SHAREHOLDER                                                       1997            OFFERED HEREBY          OFFERING
------------------------------------------------------------------------      ------------         ------------         ------------
Carol Filler ...........................................................            25,000               25,000                    0
Douglas Floren .........................................................            25,000               25,000                    0
Edward H. Gomez ........................................................             5,273                5,273                    0
Richard A. Gray ........................................................            20,000               20,000                    0
Alexander Greenberg ....................................................            25,000               25,000                    0
Barbara Hall ...........................................................             1,570                1,278                  292
Philip Hempleman .......................................................            75,000               75,000                    0
Kevin T. Hoffman .......................................................             4,794                4,794                    0
Infinity Investors, Ltd.(3) ............................................           993,023              993,023                    0
Joseph Kaidanow ........................................................             5,593                5,593                    0
Richard S. Kalin .......................................................            34,967               27,517                7,450
Nigel Kilpatrick .......................................................             6,392                6,392                    0
Emanuel Kramer .........................................................            29,721               29,721                    0
Lifeline Industries, Inc. ..............................................            30,000(4)            30,000(4)                 0
David May ..............................................................            15,000               15,000                    0
Gregory L. Mayhan ......................................................           150,000(5)           150,000(5)                 0
Timothy McCollum .......................................................            40,000               40,000                    0

--------
3 Party to a Settlement Agreement dated August 22, 1997 which limits the Common Shares it and Seacrest Capital Limited, collectively, can sell to 125,000 per month until October 31, 1997, and 250,000 each month thereafter.

4 Includes 30,000 Common Shares issuable by the Company upon exercise of that certain warrant expiring on December 31, 2001 at $4.50 per Common Share.

5 Includes 150,000 Common Shares issuable upon exercise of a warrant expiring February 13, 1999 at $5.00 per Common Share.

                                                                              NUMBER OF                                  NUMBER OF
                                                                            COMMON SHARES                              COMMON SHARES
                                                                           BENEFICIALLY OWNED       NUMBER OF           BENEFICIALLY
                                                                           AS OF SEPTEMBER 10,    COMMON SHARES          OWNED AFTER
NAME OF SELLING SHAREHOLDER                                                       1997            OFFERED HEREBY          OFFERING
------------------------------------------------------------------------      ------------         ------------         ------------
Meridian Fund, Ltd. ....................................................           467,000               20,000              447,000
Sanford Prater .........................................................            40,000               40,000                    0
Frank Lyon Polk III ....................................................            37,500               37,500                    0
Privet Row, Inc. .......................................................            25,000               25,000                    0
Leonard Rauner .........................................................            25,000               25,000                    0
Edgar L. Read ..........................................................           150,000(6)           150,000(6)                 0
Marcus R. Rowan ........................................................            15,000               15,000                    0
Seacrest Capital Limited(7) ............................................           160,116              160,116                    0
John Shaunfield ........................................................           550,515              542,182                8,333
St. James Capital Corp. ................................................           800,000(8)           800,000(8)                 0
TCM Partners, L.P. .....................................................           365,000              150,000              215,000
Wayne Wilkey ...........................................................             7,500                7,500                    0
Zug Investments ........................................................           430,000              430,000                    0

        The Selling Shareholders identified above may have sold, transferred or otherwise disposed of all or a portion of their Common Shares since the date on which they provided the information regarding their Common Shares in transactions exempt from the registration requirements of the Securities Act. Additional information concerning the above listed Selling Shareholders may be set forth from time to time in prospectus supplements to this Prospectus.
See "Plan of Distribution."

                                     PLAN OF DISTRIBUTION

        Common Shares covered hereby may be offered and sold from time to time by the Selling Shareholders. The Selling Shareholders will act independently of the Company in making decisions with respect, among other things, to the timing, manner and size of each sale. Such sales may be made in the over-the-counter market or otherwise, at

--------

6 Includes 150,000 Common Shares issuable upon exercise of a warrant expiring February 13, 1999 at $5.00 per Common Share.

7 Party to a Settlement Agreement dated August 22, 1997 which limits the Common Shares it and Infinity Investors, Ltd., collectively, can sell to 125,000 per month until October 31, 1997, and 250,000 each month thereafter.

8 Includes 800,000 Common Shares issuable upon exercise of warrants expiring February 26, March 27, April 24, and May 8, 2002 at $2.00 per Common Share.

prices related to the then current market price or in negotiated transactions, including pursuant to an underwritten offering or one or more of the following methods: (a) purchases by the broker-dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (b) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (c) block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction. In effecting sales, broker-dealers engaged by the Selling Shareholders may arrange for other broker-dealers to participate. Broker-dealers will receive commissions or discounts from the Selling Shareholders in amounts to be negotiated immediately prior to the sale.

        In offering the Common Shares covered hereby, the Selling Shareholders and any broker-dealers and any other participating broker-dealers who execute sales for the Selling Shareholders may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales, and any profits realized by the Selling Shareholders and the compensation of such broker-dealer may be deemed to be underwriting discounts and commissions. In addition, any shares covered by this Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus.

        The Company has advised the Selling Shareholders that during such time as they may be engaged in a distribution of the Common Shares included herein they are required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes any Selling Shareholder, any affiliated purchasers, and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the Common Shares.

        Because it is possible that a significant number of Common Shares could be sold at the same time hereunder, such sales, or the possibility thereof, may have a significant depressive effect on the market price of the Company's Common Shares.

        This offering will terminate on the earlier of (a) the date on which the shares are eligible for resale without restriction pursuant to Rule 144(k) under the Securities Act or (b) the date on which all shares offered hereby have been sold by the Selling Shareholders.

                          DESCRIPTION OF CAPITAL STOCK

        The authorized share capital of the Company is 100,000,000 Common Shares of $0.01 par value each (the "Common Shares") and 50,000,000 Serial Preferred Shares of US $0.01 par value each (the "Preferred Shares"). As of December 4, 1997, there were approximately 23,954,978 Common Shares and 4,219,409 Preferred Shares issued and outstanding.

COMMON SHAREs

        The holders of Common Shares shall each be entitled to rank pari passu in all respects with each other holder of Common Shares. Any shareholder who is a holder of Common Shares shall be entitled to one vote for each Common Share held by such holder. Subject to the payment of preferential amounts to which the holders of Preferred Shares, which may be issued from time to time, may be entitled, holders of Common Shares shall be entitled, pro rata to their holding of Common Shares, to participate in any assets or surplus of the Company distributable in any liquidation, dissolution or winding-up of the Company.

PREFERRED SHARES

        The Preferred Shares may be issued from time to time in one or more series and in such amount as may be established or designated from time to time by the Board of Directors in accordance with the Bye-Laws of the Company. The Board of Directors has the authority to establish and designate any unissued Preferred Shares as a series of such shares.

        10,000,000 of the serial Preferred Shares have been designated as shares of $2.0145, 10% Cumulative Convertible Preferred Shares, Series A, (the "Series A Preferred Shares") of which 4,219,409 shares have been issued. The Series A Preferred Shares may be redeemed, at the Company's option, at 110%, 105%, and 100% of face value after June 1, 1999, 2000, and 2001, respectively. After August 31, 1997, the Series A Preferred Shares are convertible into Common Shares on a share-for-share basis, subject to anti-dilution provisions.

        The holders of Series A Preferred Shares do not generally have any right or power to vote on any question or in any proceeding at any meeting of shareholders, provided that holders of the Series A Preferred Shares shall receive notice of, and be entitled to representation at any such meeting. On any matters on which the holders of the Series A Preferred Shares shall be entitled to vote, they shall be entitled to one vote for each Series A Preferred Share held.

        Dividends are payable quarterly beginning September 30, 1997, in cash or Common Shares, at the Company's option. Dividends payable in Common Shares shall be paid in an amount equivalent to the accrued dividend, converted into Common Shares at the average closing market bid price for the five (5) consecutive trading days prior to the date the dividend is otherwise payable. In case at any time the equivalent of three (3) or more full quarterly dividends (whether consecutive or not) on any series of Preferred Shares shall be in arrears, then during the period (hereinafter called the "Class Voting Period") commencing with such time and ending with the time when all arrears in dividends on all Preferred Shares shall have been paid and the full dividend on all Preferred Shares for the then current quarterly dividend period shall have been paid or declared and set apart for payment, at a meeting called by the holders of the Series A Preferred Shares and held for the election of directors during the Class Voting Period, the holders of a majority of the outstanding Series A Preferred Shares represented in person or by proxy at said meeting shall be entitled, as a class, to the exclusion of the holders of all other classes of shares of the Company, to elect two directors of the Company (or such greater number constituting not less than 35% of the number of Directors authorized), each Series A Preferred Share entitling the holder thereof to one vote for each Director.

        In the event of any liquidation, dissolution, or winding up of the affairs of the Company, whether voluntary or otherwise, after payment or provision for payment of the debts and other liabilities of the Company, the holders of the Series A Preferred Shares shall be entitled to receive, out of the remaining net assets of the Company, the amount of Two and 1.45/100 dollars ($2.0145) in cash for each Series A Preferred Share, plus an amount equal to all dividends accrued and unpaid on each such Series A Preferred Share up to the date fixed for distribution, before any distribution shall be made to the holders of the Common Shares, or any other capital stock of the Company ranking (as to any such distribution) junior to the Series A Preferred Shares.

        In the event the Company issues any new securities, the holders of the Series A Preferred Shares shall have preemption rights entitling such holders to purchase such new securities from the Company in cash for the same per share consideration at which such new securities are issued (or the per share price at which a share of the new securities is acquirable upon exercise or conversion of options, warrants or other rights to Common Shares), except such preemption rights shall not be applicable to certain financings.

                                  LEGAL MATTERS

        The validity of the Common Shares offered by the Selling Shareholders hereby will be passed upon by Ryan & Sudan, L.L.P., Houston, Texas.

                                     EXPERTS

        The consolidated financial statements and financial statement schedules of the Company as of December 31, 1995 and 1996, and the related consolidated statements of operations, shareholders' equity and cash flows for the year ended December 31, 1996, the two month period ended December 31, 1995 and the years ended October 31, 1995 and 1994 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG Peat Marwick, independent chartered accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick covering the aforementioned consolidated financial statements and financial statement schedule contains an explanatory paragraph that states that the Company has suffered recurring losses from continuing operations and is dependent upon the successful development and commercialization of its products and its ability to secure adequate sources of capital until the Company is operating profitably. These matters raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements and financial statement schedule do not include any adjustments that might result from the outcome of this uncertainty.

                                   PROSPECTUS

                                TABLE OF CONTENTS

                                                                            PAGE

Available Information .....................................................    2
Incorporation of Certain Documents by Reference ...........................    2
The Company ...............................................................    3
Risk Factors ..............................................................    4
Use of Proceeds ...........................................................    8
Selling Shareholders ......................................................    9
Plan of Distribution ......................................................   13
Description of Capital Stock ..............................................   14
Legal Matters .............................................................   16
Experts ...................................................................   16

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

Nature of Expense

Legal (including Blue Sky), Printing, and Accounting
  Fees and Expenses                                            $     46,000.00*
*Estimated                                     TOTAL           $     46,000.00*

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Article VII of the Registrant's Certificate of Incorporation provides that if Delaware law is amended hereafter to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by Delaware law as so amended. Any amendment, repeal or modification of Article VII of the Registrant's Certificate of Incorporation shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to such amendment, repeal or modification.

     Article XI of the Registrant's By-Laws provides that the Registrant (i) shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Registrant) by reason of the fact that he or she is or was a director or an officer of the Registrant, or is or was serving at the request of the Registrant as a director or an officer of another corporation, partnership, joint venture, trust or other enterprise, to the full extent authorized or permitted by law, as now or hereafter in effect, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, and (ii) may indemnify, if the Board of Directors determines such indemnification is appropriate, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Registrant) by reason of the fact that he or she is or was an employee or agent of the Registrant, or is or was serving at the request of the Registrant as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to the full extent authorized or permitted by law, as now or hereafter in effect, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful. To the extent that (i) a director or an officer of the Registrant or (ii) any other employee or agent of the Registrant who the Board of Directors has authorized the Registrant to indemnify, has been successful on the merits or otherwise in defense of any action, suit or proceeding or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith. Notwithstanding the foregoing, except for proceedings to enforce rights to indemnification, the Registrant shall not be obligated to indemnify any person in connection with a proceeding

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
(or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized in advance, or unanimously consented to, by the Board of Directors.

     Article XI of the Registrant's By-Laws also provides that any indemnification provided therein (unless ordered by a court) shall be made by the Registrant only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in sections 1 and 2 of Article XI of the Registrant's By-Laws. Such determination shall be made (i) by a majority vote of the directors who are not parties to such action, suit or proceeding even though less than a quorum, or
(ii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (iii) by the shareholders.

     Expenses (including attorneys fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Registrant in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Registrant or as otherwise authorized by law. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

     Article XI of the Registrant's By-Laws further provides that the indemnification and advancement of expenses shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.

     Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at its request in such capacity in another corporation or business association against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification will be made with respect to any matter as to which such person will have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

ITEM 16. EXHIBITS.

     See Exhibit Index included immediately preceding the Exhibits to this Registration Statement, which is incorporated herein by reference.

ITEM 17. UNDERTAKINGS.

     The Company hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

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
            (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

     provided, however, that paragraphs (1)(i) and (1) (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that are incorporated by reference in this Registration Statement.

     (2) That, for the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of any employer benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the indemnification provisions described herein, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceedings) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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
                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No. 1 to Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Richardson, Texas on the 22nd day of December, 1997.

                                         INTELECT COMMUNICATIONS, INC.


                                         By:    /s/ HERMAN M. FRIETSCH
                                                    Herman M. Frietsch
                                                    Chairman and Chief Executive
                                                    Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                              TITLE                           DATE



/s/ HERMAN M. FRIETSCH     Chief Executive Officer and         December 22, 1997
    Herman M. Frietsch     Director (Principal Executive
                           Officer)

/s/ EDWIN J. DUCAYET, JR.  Vice President, Chief Financial     December 22, 1997
    Edwin J. Ducayet, Jr.  Officer Treasurer, and Assistant
                           Secretary (Principal Financial
                           Officer and Principal Accounting
                           Officer)

/s/ PHILIP P. SUDAN, JR.   Director                            December 22, 1997
    Philip P. Sudan, Jr.

/s/ ANTON LIECHTENSTEIN    Director                            December 22, 1997
    Anton Liechtenstein

/s/ ROBERT E. GARRISON II  Director                            December 22, 1997
    Robert E. Garrison II

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                                  EXHIBIT INDEX

        EXHIBIT     DESCRIPTION OF EXHIBIT

        4.1 Amended and Restated Certificate of Incorporation of Intelect Communications, Inc. (1)

        4.2     Amended and Restated By-laws of Intelect Communications, Inc.(1)

        4.3 Plan and Agreement of Merger dated as of October 29, 1997 by and among the Intelect (Bermuda), Intelect Communications, Inc., and Intelect Merger Co. (1)

        4.4     Specimen Stock Certificate of Intelect Communications, Inc. (2)

        5.1     Opinion of Ryan & Sudan, L.L.P.

        10.1    Intelect Communications, Inc. Stock Incentive Plan (1)

        23.1 Consent of KPMG Peat Marwick, Chartered Accountants, Hamilton, Bermuda

        23.2    Consent of Ryan & Sudan, L.L.P. (included in Exhibit 5.1)

----------

        (1) Incorporated herein by reference to Form S-4 of Intelect Communications, Inc. (File No. 333- 39063)

        (2) Incorporated herein by reference to Form 8-K of Intelect Communications, Inc. filed December 5, 1997

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